EXHIBIT 10.1

May 25, 2017

Mr. Jamie Karson

Chief Executive Officer

The Original Soupman

1110 South Avenue

Staten Island, NY 10314

May 24, 2017

Mr. Karson:

This letter agreement is entered into by, between, and among Michael Wyse, Managing Partner of Wyse Advisors LLC (“WALLC” or “Wyse”), The Original Soupman, referred to herein as the “Company”, and confirms and sets forth the terms and conditions of the engagement (the “Engagement”) of WALLC by the Company, including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties hereto, this letter will constitute an agreement by, between, and among WALLC and the Company, (the “Agreement”).

1.

Description of Services.

(a)

Chief Restructuring Officer. In connection with this Engagement, Wyse shall serve as the Chief Restructuring Officer (the “CRO”) of the Company.

(b)

Duties. The CRO shall have those powers and duties as prescribed herein and as normally associated with the position of Chief Restructuring Officer of entities comparable to the Company and such other powers and duties as may be prescribed by the Board of Directors of the Company (the "Board"), including, without limitation, to:

(i)

Wyse will serve as Interim Chief Financial Officer, until a permanent replacement can be put in place

(A)

Wyse duties as Interim Chief Financial Officer will include those normally associated with the position of Chief Financial Officer of entities comparable to the Company and such other powers and duties as may be prescribed by the Board

(ii)

Manage cash forecasting and liquidity management procedures. In particular, assume responsibility and oversight of day-to-day cash management and initiatives to protect, preserve, and enhance liquidity;

(iii)

Evaluate the value of existing assets

(A)

Provide services required to secure the assets. Lead negotiations with any potential suitors

(iv)

Review and evaluate the go-forward business:

(A)

Conduct a review and analysis of the existing workforce and direct recruitment of new employees, where and if appropriate; and

May 24, 2017

(B)

Execute on identified cost saving initiatives; and

(v)

Responsibility for stabilizing and enhancing the financial and operational performance of the business:

(vi)

Evaluate additional strategic alternatives with the goal of maximizing value for the Company;

(vii)

Direct day-to-day management of restructuring, recapitalization, refinancing and any sale related efforts, including participating in negotiations and implementation of such efforts;

(viii)

Perform such other services as may be reasonably requested or directed by independent member(s) of the Board of Directors from time to time; and

(ix)

Take any and all actions necessary to fulfill the responsibilities set forth above, including executing all necessary documentation on behalf of the Company to effectuate the same.

(c)

Wyse is providing his services hereunder as an independent contractor. The CRO shall not be an employee of the Company and the parties agree that this Agreement does not create an agency or fiduciary relationship between Wyse and the Company. While rendering services to the Company, the CRO will not do anything to interfere with his duties to the Company, shall devote substantially all of his working time, attention and energies to the Company and shall not accept any new engagements without the prior written consent of the Board. With respect to the Company, however, the CRO shall operate under the direction of the Board and Wyse shall have no liability to the Company for the acts or omissions of the CRO related to the performance or non-performance of services at the direction of the Board and consistent with the requirements of the Engagement and this Agreement.

2.

Information Provided by Company and Forward Looking Statements. The Company shall use all reasonable efforts to: (i) provide the CRO with access to management and other representatives of the Company; and (ii) to furnish all data, material, and other information concerning the business, assets, liabilities, operations, cash flows, properties, financial condition and prospects of the Company that the CRO reasonably requests in connection with the services to be provided to the Company. The CRO shall rely, without further independent verification, on the accuracy and completeness of all publicly available information and information that is furnished by or on behalf of the Company and otherwise reviewed by the CRO in connection with the services performed for the Company. The Company acknowledges and agrees that the CRO is not responsible for the accuracy or completeness of such information and shall not be responsible for any inaccuracies or

May 24, 2017

omissions therein, provided that if the CRO becomes aware of material inaccuracies or errors in any such information he shall promptly notify the Board of such errors, inaccuracies or concerns. The CRO is under no obligation to update data submitted to him or to review any other areas unless specifically requested by the Board to do so.

You understand that the services to be rendered by the CRO may include the preparation of projections and other forward-looking statements, and numerous factors can affect the actual results of the Company's operations, which may materially and adversely differ from those projections. In addition, the CRO will be relying in good faith on information provided by the Company in the preparation of those projections and other forward-looking statements.

3.

Limitation of Duties. The CRO does not make any representations or guarantees that, inter alia, (i) an appropriate sale transaction, restructuring proposal or strategic alternative can be formulated for the Company, (ii) any sale transaction, restructuring proposal or strategic alternative presented to the Company's management or the Board will be more successful, than all other possible sale transactions, restructuring proposals or strategic alternatives, (iii) a sale transaction is the best course of action for the Company, or (iv) if formulated, that any proposed sale transaction, restructuring plan or strategic alternative will be accepted by any of the Company's creditors and other constituents. Further, the CRO does not assume any responsibility for the Company's decision to pursue, or not pursue any business strategy, or to effect, or not to effect any transaction. The CRO shall be responsible for implementation only of the sale transaction, restructuring proposal or alternative approved by the Board and only to the extent and in the manner authorized and directed by the Board.

4.

Compensation.

(a)

As compensation for these services. Wyse Advisors LLC will be paid $35,000.00 per month, for the first two months commencing with the filing, and thereafter, $25,000.00 per month until the bankruptcy is completed.

(i)

Upon completion of a sale of substantially all the assets, Wyse will be compensated $300,000.00.

(b)

In addition, Wyse will be reimbursed for his reasonable and documented out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, local transportation, reasonable working meals, duplicating, messenger and other delivery fees and telephone and internet charges.

(c)

Wyse will regularly send the Company invoices monthly indicating fees and costs and expenses incurred. Payment is due within 30 days immediately following receipt of each invoice.

May 24, 2017

5.

Termination.

(a)

This Agreement will apply from the date hereof and may be terminated upon thirty (30) days' prior written notice by either party.

(b)

Upon successful hire of a permanent Chief Financial Officer, Wyse duties as Interim Chief Financial Officer will terminate

(b)

On termination of the Agreement, any undisputed fees and expenses due to Wyse shall be remitted promptly (including fees and expenses that accrued prior to but are duly invoiced subsequent to such termination).

(c)

The provisions of this Agreement that give the parties rights or obligations beyond its termination shall survive and continue to bind the parties.

6.

No Audit. The Company acknowledges and agrees that Wyse is not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body.

7.

No Third Party Beneficiary. The Company acknowledges that all advice (written or oral) provided by Wyse to the Company in connection with this Engagement is intended solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without Wyse's prior approval (which shall not be unreasonably withheld), except as required by law, regulation (including stock exchange rules) or legal or administrative process.

8.

Conflicts. Wyse is not currently aware of any relationship that has created or would create a conflict of interest with the Company or those parties-in-interest of which you have made Wyse aware. Because Wyse is a consultant who serves clients on a global basis in numerous cases, both in and out of court, it is possible that Wyse may have rendered or will render services to or have business associations with other entities or individuals which had or have or may have relationships with the Company, including creditors of the Company. Wyse will not be restricted by virtue of providing the services under this Agreement from providing services to other entities or individuals, including entities or individuals whose interests may be in competition or conflict with the Company, provided Wyse makes appropriate arrangements to ensure that the confidentiality of information is maintained and provided that Wyse will not represent the interests of any such entities or individuals directly in connection with the matters in which Wyse is serving the Company.

May 24, 2017

9.

Confidentiality. Wyse shall keep as confidential all non-public information received from the Company in conjunction with this Agreement, except: (i) as requested by the Company or its legal personnel; (ii) as required by legal proceedings; or (iii) as reasonably required in the performance of this Agreement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision.

10.

Indemnification/Limitations on Liability. The Company shall indemnify the CRO to the same extent as the most favorable indemnification it extends to their officers or managers, whether under the Company's articles or certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the CRO. The CRO shall be covered as an officer under the Company's existing director and officer liability insurance policy. As a condition of Wyse accepting this engagement, an endorsement to such director and officer liability policy evidencing such coverage shall be furnished to Wyse prior to the effective date of this Agreement. The Company shall give thirty (30) days' prior, written notice to Wyse of cancellation, non-renewal, or material adverse change in coverage, scope, or amount of such director and officer liability policy. The provisions of this section are in the nature of contractual obligations and no change in applicable law or the Company's charters, operating agreements or other organizational documents or policies shall affect the Indemnified Parties' (as defined below) rights hereunder. The attached indemnity and limitation on liability provisions are incorporated herein and the termination of this Agreement or the Engagement shall not affect those provisions, which shall remain in full force and effect.

11.

Chapter 11 Proceedings. If the Company file for relief under Chapter 11 of Title 11 of the United States Code, the Company will promptly apply to the applicable bankruptcy court for approval of Wyse’s retention nunc pro tunc to the date of filing.

12.

Miscellaneous. This Agreement (together with the attached indemnity provisions), including, without limitation, the construction and interpretation of thereof and all claims, controversies and disputes arising under or relating thereto, shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflict of law that would defer to the laws of another jurisdiction. The Company and Wyse agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of Wyse hereunder.

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May 24, 2017

This Agreement shall be binding upon Wyse and the Company, their respective heirs, successors, and assignees, and any heir, successor, or assignee of a substantial portion of Wyse’s or the Company's respective businesses and/or assets, including any Chapter 7/11 Trustee. This Agreement incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto, and may not be amended or modified except in writing executed by the Company and Wyse.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Accepted and agreed:

THE ORIGINAL SOUPMAN

BY:	/s/ Jamie Karson
Jamie Karson
Chief Executive Officer

WYSE ADVISORS LLC

BY:	/s/ Michael Wyse
Michael Wyse
Managing Partner

INDEMNIFICATION AND LIMITATION ON LIABILITY AGREEMENT

This indemnification and limitation on liability agreement is made part of an agreement, dated May 24, 2017 (which together with any renewals, modifications or extensions thereof, is herein referred to as the "Agreement") by and between Michael Wyse, Managing Partner of Wyse Advisors LLC (“WALLC “ or "Wyse") on the one hand, and The Original Soupman, referred to herein as the "Company", and its successors and assigns, on the other hand, for services to be rendered to the Company by Wyse.

A.

The Company agrees to indemnify and hold harmless each of Wyse, his affiliates, heirs, successors and assigns and his employees, agents, representatives and subcontractors (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for counsel or others reasonably incurred as a result of and in the course of investigating, preparing or defending any action or claim in connection with litigation in which any Indemnified Party is a party or as to which a claim against an Indemnified Party has been, asserted in writing, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties' acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to (i) any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's breach of the confidentiality obligations contained in this Agreement, gross negligence or willful misconduct and (ii) any claim by the Company against Wyse as to Wyse's breach of Wyse's express obligations under this Agreement. The Company also agrees that (a) no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Wyse, except to the extent that any such liability for losses, claims, damages, liabilities or expenses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct and (b) in no event will any Indemnified Party have any liability to the Company for special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity). The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.

B.

These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Parties. In the event that, at any time whether before or after termination of the engagement or the Agreement, as a result of or in connection with the Agreement or Wyse's role under the Agreement, Wyse or any Indemnified Party is required to produce any of its personnel (including former employees) for examination, deposition or other written, recorded or oral presentation, or Wyse or any other Indemnified Party is required to produce or otherwise review, compile, submit, duplicate, search for, organize, or report on any material within such Indemnified Party's possession or control pursuant to a subpoena or other legal (including administrative) process, the Company will reimburse the Indemnified Party for his, her or its out of pocket expenses, including the reasonable fees and expenses of his, her or its counsel.

C.

If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. The Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby undertakes, and the Company hereby accept their undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Patty is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the lndemnified Party shall be entitled to use separate counsel of his, her or its own choice, and the Company shall promptly advance the reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of his, her or its own choice at his, her or its own expense. The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company's written consent, which consent shall not be unreasonably withheld.

D.

In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Company, on the one hand, and the, Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the Indemnified Parties' aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.

E.

In the event the Company and Wyse seek judicial approval for the assumption of the Agreement or authorization to enter into a new engagement agreement pursuant to either of which Wyse would continue to be engaged by the Company, the Company shall promptly pay expenses reasonably incurred by the Indemnified Parties, including attorneys' fees and expenses, in connection with any motion, action or claim made either in support of or in opposition to any such retention or authorization, whether in advance of or following any judicial disposition of such motion, action or claim, promptly upon submission of invoices therefor and regardless of whether such retention or authorization is approved by any court. The Company will also promptly pay the Indemnified Parties for any expenses reasonably incurred by them, including attorneys' fees and expenses, in seeking payment of all amounts owed it under the Agreement (or any new engagement agreement) whether through submission of a fee application or in any other manner, without offset, recoupment or counterclaim.

F.

Neither termination of the Agreement nor termination of Wyse's engagement nor the filing of a petition under Chapter 7 or 11 of the United States Bankruptcy Code (nor the conversion of an existing ease to one under a different chapter) shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.

G.

The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the articles or certificate of formation or operating agreement of the Company, any other agreements, any vote of members of the Company, any applicable law or otherwise.

/s/ Michael Wyse
Michael Wyse

Accepted and Agreed:

THE ORIGINAL SOUPMAN

By:	/s/ Jamie Karson
Jamie Karson
Chief Executive Officer